UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 10, 2015

Federal Home Loan Bank of Dallas
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51405	71-6013989
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8500 Freeport Parkway South, Suite 600, Irving, Texas		75063-2547
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-441-8500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 10, 2015, Scott Trapani resigned as Senior Vice President and Chief Risk Officer of the Federal Home Loan Bank of Dallas (the "Bank"). Pursuant to the terms of a Separation and Release Agreement between the Bank and Mr. Trapani (the "Agreement"), and in lieu of any amounts that might otherwise be payable to Mr. Trapani under his Executive Employment Agreement dated January 1, 2014, the Bank agreed to continue to pay him his base salary through December 31, 2015. For the period from April 11, 2015 through December 31, 2015, Mr. Trapani’s base salary continuation payments will total $286,663. The base salary continuation payments will be paid in accordance with the Bank’s normal payroll procedures, less all applicable taxes and withholding.

In consideration of the base salary continuation payments, the Agreement includes a general release of claims by Mr. Trapani in favor of the Bank and its affiliates, as well as various other undertakings by Mr. Trapani.

The Bank also agreed under the terms of the Agreement to allow Mr. Trapani to remain in its group health care benefits program through December 31, 2015 at no cost to him. If Mr. Trapani elects to continue his health care coverage and he remains eligible for such coverage through December 31, 2015, the Bank’s costs of providing this benefit to him are expected to total approximately $11,550.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Dallas

April 16, 2015	By:	/s/ Tom Lewis

Name: Tom Lewis
Title: Senior Vice President and Chief Financial Officer